Exhibit 10.59

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is hereby made and entered into this 22nd day of December, 2013, by and between CORONADO BIOSCIENCES, INC. (the “Company” or “Coronado”) and HARLAN F. WEISMAN, MD (“Dr. Weisman”) (the Company and Dr. Weisman, together, the “Parties”).

1.           Termination. Dr. Weisman’s employment with the Company and service as a director will terminate effective December 19, 2013 (the “Termination Date”). Dr. Weisman will be paid his salary through the Termination Date and for any accrued, unused vacation days. Except as set out in this Agreement, or any agreements or plans incorporated herein by reference, or as provided by the specific terms of a benefit plan or as required by law, all employee benefits will end on the Termination Date. Except as set forth in this Agreement, Dr. Weisman hereby acknowledges that he has been paid all compensation due and owing to him through the Termination Date for labor and services performed for the Company’s benefit. Dr. Weisman also hereby represents that he has returned or will return to the Company all Company-owned equipment, computers, smart phones, keys or passes, software, files, discs, materials, programs, documents (including any copies), as well as all backup tapes that are stored offsite. As to the treatment of funds already paid into the employee stock purchase plan and roll-over of Dr. Weisman’s 401-k plan, each will be handled in accordance with the Company’s normal, historical practices or as otherwise required by the Employment Agreement between Dr. Weisman and the Company dated January 7, 2013, and all such amendments thereto (the “Employment Agreement”). The Company agrees that Dr. Weisman shall be reimbursed for all reasonable business expenses incurred through the Termination Date. Finally, Dr. Weisman agrees that as of the Termination Date, he no longer holds a position within the Company and/or its subsidiaries, including any signature authority or power of attorney with respect to the Company, its subsidiaries and officers and directors.

2.           Severance Benefits. If Dr. Weisman executes and does not revoke this Agreement as provided for in Section 21, below, the Company will provide him with the following payments and benefits collectively referred to in this Agreement as the “Severance Benefits”:

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a.           Severance Pay. Pursuant to the Employment Agreement, the Company will pay Dr. Weisman a severance payment equivalent to twelve (12) months of his regular base salary. For purposes of this Agreement, the payment of Dr. Weisman’s base salary after the Termination Date is referred to as the “Severance Pay,” and the period during which he is receiving the Severance Pay is referred to as the “Severance Period.” The Severance Pay will be paid less applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by Dr. Weisman. Dr. Weisman will receive the Severance Pay in accordance with the Company’s payroll procedures beginning on the sixtieth (60th) day following the Termination Date, as provided for in this Section 2(a). Each payment of the Severance Pay shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code (the “Code”) and the guidance issued thereafter. Because the Company has determined that Dr. Weisman is a “specified employee” within the meaning of Section 409A of the Code, the timing of installments of the Severance Pay that are not exempt from Section 409A of the Code will be delayed until the earlier to occur of: (i) the date that is six months and one day after the Termination Date; or (ii) the date of Dr. Weisman’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company will pay to Dr. Weisman a lump sum amount equal to the sum of the suspended installments of Severance Pay that Dr. Weisman would otherwise have received through the Specified Employee Initial Payment Date if payment of the Severance Pay had not been so delayed and will commence payment of the balance of the Severance Pay on the Company’s regular paydays in accordance with its payroll practices thereafter. For purposes of clarification, the “Severance Period” as referred to herein shall include the entire period between the Termination Date and the date on which Dr. Weisman receives the final installment of the Severance Pay, notwithstanding the delay of separate payments provided for herein.

b.           Stock Options. On August 16, 2012, the Company granted Dr. Weisman an option to purchase 25,000 shares of Common Stock (the “Original Option”) under its 2007 Stock Incentive Plan, as amended (the “Plan”). As of August 16, 2013, one-third of the Original Option had vested and was exercisable for 8,333 shares. On January 7, 2013, the Company granted Dr. Weisman an additional option to purchase 1,686,590 shares of Common Stock (the “Additional Option,” and together with the Original Option, the “Options”) under its Plan. As of December 19, 2013, none of the Additional Option had vested. Pursuant to the Employment Agreement, an additional one-third of the Original Option and one-third of the Additional Option shall be accelerated and become fully exercisable for a total of 570,530 additional shares, on the Effective Date of this Agreement (as defined in Section 21 below). Notwithstanding anything to the contrary in the Plan, the Employment Agreement, or in Dr. Weisman’s stock option agreements relating to the Options, the exercise period for all of Dr. Weisman’s vested Options will be extended until December 19, 2015, two (2) years from the Termination Date, after which time the Options shall terminate. Except as provided above, Dr. Weisman’s Options continue to be governed by the terms of the Plan and Dr. Weisman’s stock option agreements.

c.           Bonus Payment. Pursuant to the Employment Agreement, the Company will pay Dr. Weisman an Annual Milestone Bonus in the amount of Three Hundred Thousand Dollars ($300,000.00), less applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by Dr. Weisman, for calendar year 2013 (the “Annual Milestone Bonus”). The Annual Milestone Bonus will be paid in a single lump-sum payment no later than March 15, 2014.

d.           New York Residence. For the twelve (12) month period following the month in which the Termination Date occurs, the Company will pay Dr. Weisman the amount of Three Thousand Four Hundred Fifty Dollars ($3,450.00) per month, less applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by Dr. Weisman, representing fifty percent (50%) of the monthly cost to Dr. Weisman of maintaining his New York apartment.

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e.           Health Insurance Continuation. As additional consideration for Dr. Weisman’s execution of this Agreement, the Company will reimburse Dr. Weisman for the cost of his health continuation coverage premium under the Consolidated Omnibus Budget Reconciliation Act and/or applicable state continuation coverage law (collectively “COBRA”) on a monthly basis at the same rate paid by the Company for his health insurance premium during the final month of his employment with the Company for the lesser of: (i) the twelve (12) month period following the month in which the Termination Date occurs, or (ii) the maximum period permitted by applicable law. Dr. Weisman may thereafter have the right to continue his health insurance coverage under COBRA entirely at his own expense for the remaining part of the legally-required continuation period, if any. The Company’s obligation to pay a portion of Dr. Weisman’s health continuation coverage premiums will terminate if he becomes eligible for substantially equivalent health benefits from another employer during the reimbursement period, regardless of whether he elects such coverage.

If Dr. Weisman does not sign this Agreement and return it to the Company within twenty-one (21) days of the date it was provided to Dr. Weisman, or if Dr. Weisman revokes this Agreement pursuant to Section 21, Dr. Weisman will not be entitled to receive the Severance Benefits described above. Dr. Weisman hereby acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to receive the Severance Benefits as set out herein.

3.           Payment in Full. Dr. Weisman agrees and acknowledges that the Severance Benefits outlined in Section 2 above exceed the payments he would otherwise be entitled to receive and are specific and sufficient consideration for the releases and covenants contained in this Agreement. Dr. Weisman further represents and affirms that, except as set forth in this Agreement, he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled for any and all work performed for the benefit of the Company, including but not limited to his work as an employee and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due, except as provided for in this Agreement.

4.           Release of Claims. In consideration for the promises set forth in this Agreement, Dr. Weisman, for himself and for his spouse, family, heirs, and anyone acting for him, including representatives, attorneys, executors, administrators, successors, insurers, and assigns, hereby releases, acquits, and forever discharges the Company, its past, present and future directors, officers, partners, representatives, shareholders, employees, agents, attorneys, parents, subsidiaries, affiliates, successors, predecessors and assigns, (the “Company Releasees”) or any of them, from any and all actions, causes of action, grievances, obligations, costs, expenses, damages, punitive damages, losses, claims, liabilities, suits, debts, demands, agreements, orders, benefits (including attorneys’ fees and costs actually incurred), or liabilities of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, asserted or not asserted, based on any act, omission, event, occurrence, or non-occurrence from the beginning of time through the Effective Date of this Agreement, including but not limited to any claims or causes of action arising out of or in any way relating to Dr. Weisman’s employment, the termination of his employment with the Company, and/or any other occurrence arising before the Effective Date of this Agreement.

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This waiver and release includes, but is not limited to, claims that the Company and/or any of the Company Releasees:

a.           have violated or breached any personnel policies, handbooks, contracts of employment, the Employment Agreement, severance pay agreements or covenants of good faith and fair dealing;

b.           have discriminated against Dr. Weisman on the basis of age, race, color, sex, national origin, ancestry, disability, religion, harassment, marital status, parental status, handicap, genetic information, source of income, retaliation, veteran status or entitlement to benefits, in violation of any local, state or federal law, ordinance or regulation, including, but not limited to: Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981; the Civil Rights Act of 1866, 1964, and 1991; the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act; the National Labor Relations Act; the Occupational Safety and Health Act of 1970; the Equal Pay Act of 1963; the Genetic Information Nondiscrimination Act of 2008; the Sarbanes-Oxley Act; the Pennsylvania Human Relations Act, 43 P.S. §§ 951 et seq.; Pennsylvania’s Whistleblower Law, 43 P.S. §§ 1421 et seq.; the New York State Human Rights Law; the New York Civil Rights Law; the New York City Human Rights Law; the New York Law on Equal Rights; the New York Law on Equal Pay; the New York Nondiscrimination for Legal Actions Law; the New York Retaliatory Action by Employers Law; the Massachusetts Fair Employment Practices Act, c. 151B of the Massachusetts General Laws; the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Privacy Act, M.G.L. c.214, §1B; and/or the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d) (all as amended);

c.           have violated public policy or common law, including claims under state and federal law for retaliatory discharge, negligent hiring or supervision, breach of contract, wrongful termination, tort, personal injury, invasion of privacy, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Dr. Weisman or to any member of his family, and/or promissory estoppel;

d.           have failed to pay wages or otherwise violated any law governing the payment of wages or protection of workers seeking payment for work performed, including, but not limited to laws governing the payment of wages in Pennsylvania, Massachusetts and New York state, including the Pennsylvania Equal Pay Law, P.L. 1913, No. 694, the Pennsylvania Wage Payment and Collection Act, P.L. 637, No. 329, New York Wage-Hour Law, the New York Wage Payment Law, the New York Wage Theft Prevention Act, the Massachusetts Payment of Wage Act, M.G.L. c. 149, § 148, and other laws in the Commonwealth governing the payment of wages including but not limited to Massachusetts’s “Blue Laws,” and any other federal, state or local statutory and/or common laws; and/or

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e.           have violated any other federal, state or local law, ordinance or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974 (ERISA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Massachusetts Small Group Continuation of Coverage Law, Pennsylvania’s Act 2 of 2009, N.Y. Ins. Law § 3221(m), and/or the Family and Medical Leave Act (FMLA).

Excluded from this release are the following rights and claims, referred to collectively as the “Excluded Claims”: (i) any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the Massachusetts Commission Against Discrimination, the U.S. Equal Employment Opportunity Commission or any other governmental agency charged with investigating complaints, whether based in employment discrimination, violations of laws governing the payment of wages, or otherwise (collectively, “Governmental Agencies”), provided that Dr. Weisman is waiving, however, his right to any monetary compensation, or other relief should Governmental Agencies pursue any claims on his behalf; (ii) if applicable, Dr. Weisman’s right to indemnification by the Company as an officer or director to the fullest extent permitted by applicable law and/or the Company’s governing documents; (iii) if applicable, Dr. Weisman’s right to coverage and to make a claim under the director and officer insurance policy of the Company; (iv) any claims related to Dr. Weisman’s vested benefits under any Company qualified benefit plan(s); and/or (v) claims for a breach of this Agreement.

Dr. Weisman expressly agrees and understands that this release and waiver of claims is a GENERAL RELEASE, and that any reference to specific claims arising out of or in connection with his employment is not intended to limit the release and waiver of claims. Dr. Weisman, his heirs, executors, beneficiaries, legal representatives and assigns, and individually and/or in their beneficial capacity, further agree never to institute against the Company or any of the Company Releasees any lawsuit with respect to any claim or cause of action of any type which may have existed at any time prior to the date of the execution of this Agreement.

5.           No Filings/Covenant Not To Sue. Dr. Weisman represents that he has not filed any action, claim, charge, or complaint against the Company, or any of the Company Releasees, with any agency, court, governmental entity and/or Governmental Agencies. Dr. Weisman further represents that he has not communicated or otherwise initiated contact with a governmental body, agency or entity and/or Governmental Agencies for the purpose of discussing, in any capacity, issues, concerns, behaviors, patterns, practices or actual or perceived violations of any federal, state or local law, including but not limited to the federal False Claims Act, the Securities and Exchange Commission’s Dodd-Frank Act Whistleblower Program, the Stark law or any similar type of qui tam statute or program and has no basis to communicate or otherwise initiate such contact based upon his knowledge of and/or work or service performed for the Company.

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Dr. Weisman agrees as part of the material consideration for the Company’s payment of the Severance Benefits that he will not institute, maintain, prosecute, induce, or counsel or assist any person or entity in the instigation, commencement, maintenance, presentation, or prosecution of, any lawsuit, action, complaint, claim, or administrative or legal proceeding against the Company or any of the other Company Releasees, or in any way voluntarily participate or cooperate in any such actions or proceedings; provided that, nothing in this Agreement or in this Section 5 prohibits Dr. Weisman from instituting, maintaining or participating in any lawsuit, action or proceeding with respect to any Excluded Claims.  This prohibition applies to every stage of any action, lawsuit, or proceeding, including, but not limited to, any pre-litigation investigation or fact gathering, pre-trial or pre-hearing investigation or preparation, hearing, arbitration proceedings, or trial, and bars Dr. Weisman from voluntarily testifying, providing documents or information, advising, counseling, or providing any other form of voluntary assistance to any person or entity who wishes to make or who is making any claim against Company or any of the other Company Releasees.  Nothing in this Section shall prohibit Dr. Weisman from complying with a properly-served and lawfully issued subpoena or order issued by a court of competent jurisdiction that may elicit truthful information or documentation regarding Company or any of the Company Releasees.  However, should Dr. Weisman receive any such subpoena or order, within two (2) business days following his receipt of same, he shall provide a copy of the subpoena or court order to Company’s Chief Executive Officer, by overnight mail, hand delivery, or facsimile, in order to provide Company with notice of the subpoena or order, including:  (1) the case name, jurisdiction and index, docket, or other identification number or designation of the action or proceeding within which the subpoena or order has been issued; (2) the date upon which compliance with the subpoena or order is due; and (3) the location at which compliance with the subpoena or order has been requested.  If approached by anyone for counsel or assistance in the presentation, maintenance, or prosecution of any lawsuit, action, complaint, claim, or administrative or legal proceeding against Company or any of the other Company Releasees, Dr. Weisman shall state no more than that he cannot provide counsel or assistance.

6.           Tax Liability and Indemnification. Dr. Weisman acknowledges that he has not relied on any statements or representations by the Company or its attorneys with respect to the tax treatment of the Severance Benefits. In the event of an inquiry by any governmental or taxing authority, no Party or Party representative shall assert any position contrary to the terms of this Agreement.

7.           Restrictive Covenants. Dr. Weisman acknowledges and agrees that pursuant to the Employment Agreement, he is and remains bound by certain restrictive covenants set forth in Section 9 of the Employment Agreement (the “Restrictive Covenants”) during the Severance Period and for the Restricted Period (as defined in the Employment Agreement). The Restrictive Covenants in Section 9 of the Employment Agreement include an agreement not to compete against the Company and an agreement not to solicit the Company’s employees and clients. Dr. Weisman acknowledges that the Restrictive Covenants survive the termination of his employment and the termination of his service pursuant to the Employment Agreement. The Parties agree that the Restrictive Covenants are incorporated by reference as if fully set forth herein and a breach of those provisions will also constitute a breach of this present Agreement.

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8.           Post-Employment Cooperation and Notification of Employment. Dr. Weisman agrees to fully cooperate with the Company in all matters relating to the winding up of his work, including but not limited to, any current or future litigation in which the Company is or becomes involved. In the event Dr. Weisman’s assistance is needed after the Severance Period, the Company agrees to compensate Dr. Weisman at an hourly rate of $500 for all time spent providing such assistance. Dr. Weisman also agrees that he will provide the Company with no fewer than five (5) business days’ notice of his intent to accept employment or engagement as a consultant or independent contractor by or for a person or entity other than the Company during the Severance Period in order for the Company to determine, in its reasonable and good faith discretion, if such new employer is a competitor of the Company and/or if there is a reasonable risk that such new employment or engagement may violate the provisions of the Restrictive Covenants. This notice of intent to accept employment will identify the new employer, list Dr. Weisman’s anticipated title and describe his anticipated duties, and shall be directed to the attention of the Company’s Chief Executive Officer.

9.           No Admissions/No Representations. Dr. Weisman understands, acknowledges and agrees that the release set out in Section 4 of this Agreement is a final compromise of any potential claims by Dr. Weisman against the Company and the Company Releases. Dr. Weisman further understands, acknowledges and agrees that the release set out in Section 4 of this Agreement in connection with his employment by and service to the Company is not an admission by the Company or the Company Releases that any such claims exist or that the Company or any of the Company Releases are liable for any such claims. The Parties each individually and independently acknowledge that, except as expressly set forth herein, no representation of any kind or character has been made to induce the execution of this Agreement. The Parties individually warrant for themselves that each is competent to execute this Agreement and accepts full responsibility therefore. The Parties further agree that this Agreement shall be deemed to have been prepared by the Parties jointly, and no ambiguity shall be resolved against any Party on the premise that it was responsible for drafting this Agreement, in whole or in part.

10.         Confidentiality. Dr. Weisman hereby agrees and acknowledges that, except as otherwise expressly provided for herein, his post-employment obligations to the Company pursuant to the Employment Agreement and the Proprietary Information and Inventions Agreement (the “Confidentiality Agreements”) signed in connection with his employment with the Company remain in full force and effect, notwithstanding the termination of his employment and service thereunder. Dr. Weisman agrees to carefully guard the Company’s confidential and proprietary information that Dr. Weisman learned or had access to during Dr. Weisman’s work for and on behalf of the Company.

11.         Mutual Non-Disparagement. Dr. Weisman agrees not to publicly or privately criticize, denigrate, or disparage or make any statements or remarks that have the intended or foreseeable effect of harming the reputation of the Company and/or any of its present and former directors, officers, partners, representatives, shareholders, employees, agents, attorneys, insurers, parents, subsidiaries, affiliates, successors, predecessors and assigns through any means of communication, including, but not limited to, print or broadcast media or any Internet communication outlet. The Company will instruct its officers and directors not to denigrate, defame, or disparage Dr. Weisman, his services, business and manner of doing business. Upon inquiry from any third party, the Company will only release Dr. Weisman’s dates of employment and positions held, unless Dr. Weisman provides written authorization and a release for the Company to provide additional information. Dr. Weisman will be permitted the opportunity to provide input regarding the press release announcing the termination of his employment.

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12.         Relief and Enforcement. Dr. Weisman understands and agrees that any material breach of this Agreement by him will relieve the Company of its obligation to provide the Severance Benefits as set out in Section 2, above. Dr. Weisman also understands and agrees that if he violates the terms of Sections 1, 5, 7, 8, 10 or 11 of this Agreement, he will cause injury to the Company (and/or one or more of the Company Releasees) that will be difficult to quantify or repair, so that the Company (and/or the Company Releasees) will have no adequate remedy at law. Accordingly, Dr. Weisman agrees that if he violates Sections 1, 5, 7, 8, 10 or 11 of this Agreement, the Company (or the Company Releasees) will be entitled as a matter of right to obtain an injunction from a court of law, restraining him from any further violation of this Agreement. The right to an injunction is in addition to and not in lieu of any other remedies that the Company (or the Company Releasees) has at law or in equity. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees. In order to be a “prevailing party” the Party who institutes any legal action must succeed on substantially all of the claims brought as part of such action; otherwise, the Party defending such action shall be the prevailing party.

13.         No Re-employment. Dr. Weisman hereby covenants and agrees that he will not knowingly seek or accept employment with the Company or any of its affiliates, parents, subsidiaries, successors, predecessors and assigns. Dr. Weisman further agrees that the execution of this Agreement is good and sufficient cause for the Company and its affiliates, parents, subsidiaries, successors, predecessors and assigns to reject any application by Dr. Weisman for employment.

14.         Voluntary Execution. By signing below, Dr. Weisman acknowledges that he has read the foregoing Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

15.         Reservation of Rights/Waiver. Both Parties reserve the right to sue for breach of contract in the event that there is a breach of the covenants and/or obligations set forth herein. The failure of either Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.         Choice of Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts without regard for any conflict of law principle that would dictate the application of the laws of another jurisdiction.

17.         Entire Agreement/Severability. This Agreement (inclusive of the Confidentiality Agreements) contains the entire, final expression of the agreement and understanding by and between the Parties with respect to the matters herein referred to, and it is a complete and exclusive statement of the terms thereof. This Agreement shall supersede all prior understandings, oral and written, hereto before had between the Parties. No amendments, representations, promises, agreements, or understandings, written or oral, not herein contained shall be valid or binding unless the same is in writing and signed by both Parties. Should any provision of this Agreement be declared or be determined by any agency or court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not a part of this Agreement.

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18          Binding Nature of Agreement. This Agreement shall inure to the benefit of and shall be binding upon Dr. Weisman, his heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

19.         Headings. The headings of the sections of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

20.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.         Review and Effective Date.

a.           Agreement is Knowing and Voluntary. Dr. Weisman understands, agrees and acknowledges that he:

1.          has carefully read and/or had read to him and fully understands all of the provisions of this Agreement;

2.          knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

3.          knowingly and voluntarily intends to be legally bound by the same; and

4.          was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of Dr. Weisman’s choice prior to executing this Agreement.

b.           21-Day Consideration Period. Dr. Weisman acknowledges that the Company has offered him twenty-one (21) days to consider the terms and conditions of this Agreement and to decide whether to sign and enter into this Agreement. In the event that Dr. Weisman elects to sign this Agreement prior to the expiration of the twenty-one (21) day period, he acknowledges that in doing so, he will voluntarily waive the balance of the twenty-one (21) days permitted. Dr. Weisman understands and agrees that any change to the initially drafted terms of this Agreement are not material and will not restart the running of this twenty-one (21) day period.

c.           7-Day Revocation Period. Dr. Weisman has seven (7) days after his execution of this Agreement to revoke his acceptance of it (the “Revocation Period”). Any such revocation must be made in writing to be received by Robyn Hunter at the Company’s Burlington, Massachusetts office by the close of business on the seventh (7th) day following Dr. Weisman’s signature to be effective. The Parties acknowledge and agree that this Agreement is neither effective nor enforceable and neither Party is obligated to perform the promises contained herein in the event that the Agreement is revoked or until expiration of the seven (7) day revocation period, the “Effective Date” of this Agreement.

[Remainder of page left intentionally blank; signature page immediately follows.]

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THE PARTIES EACH ACKNOWLEDGE FOR THEMSELVES THAT THEY EACH HAVE CAREFULLY READ THE FOREGOING CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT, AND FULLY UNDERSTAND EACH OF ITS TERMS. THE PARTIES FURTHER ACKNOWLEDGE FOR THEMSELVES THAT EACH HAS FULL KNOWLEDGE AND UNDERSTANDING OF THE AGREEMENT’S LEGAL CONSEQUENCES AND EACH INTENDS TO BE BOUND BY SAME.

Dated:	20 December 2013	/s/ Harlan F. Weisman, MD
HARLAN F. WEISMAN, MD

Dated:	12/22/13	CORONADO BIOSCIENCES, INC.

/s/ Lindsay Rosenwald
By: Lindsay Rosenwald
Title: Chairman/CEO

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